UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2014

GI DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55195	84-1621425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Hartwell Avenue

Lexington, MA 02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 357-3300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)    On December 8, 2014, GI Dynamics, Inc. (the “Company”) announced that the Company and Robert Crane, the Company’s chief financial officer, treasurer and secretary, had mutually agreed to terminate Mr. Crane’s employment with the Company, effective as of March 7, 2015 following the 90-day notice period required under Mr. Crane’s employment offer letter (the “Effective Date”).

In connection with Mr. Crane’s departure as chief financial officer, treasurer and secretary, pursuant to Mr. Crane’s employment offer letter Mr. Crane will receive twelve months of his current annual base salary, made in equal installments pursuant to the Company’s normal payroll practices over the twelve months following the Effective Date. Mr. Crane’s right to receive the foregoing is subject to, among other obligations, his agreement to cooperate fully with the Company relating to any previous employment matters for up to twelve months following the Effective Date, his execution of a release of claims against the Company, and his agreement that the confidential, intellectual property and non-solicitation provisions, as well as certain non-competition provisions, set forth in his Nondisclosure, Nonsolicitation, and Noncompete Agreement with the Company will continue to apply in accordance with their terms.

A copy of the press release announcing Mr. Crane’s separation is attached hereto as Exhibit 99.1.

Item 8.01	Other Events.

On December 8, 2014, the Company announced a restructuring involving a reduction of approximately 10 percent of the Company’s workforce. A copy of the press release announcing the restructuring is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GI DYNAMICS, INC.

Dated: December 10, 2014	/s/ Michael Dale
Michael Dale
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of GI Dynamics, Inc. dated December 8, 2014